EXHIBIT 10.24
RAYMOND JAMES FINANCIAL, INC.
VOLUNTARY DEFERRED COMPENSATION PLAN
Raymond James Financial, Inc., a Florida corporation (the “Company”), hereby establishes this Voluntary Deferred Compensation Plan (the “Plan”), effective January 1, 2013 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and independent contractors, and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I
DEFINITIONS
1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.
1.2    “Base Salary” shall mean a Participant's annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
1.3    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4    “Board” shall mean the Board of Directors of the Company.
1.5    “Bonus(es)” shall mean amounts paid in cash to the Participant by the Company in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.6    “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.
In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant's Account(s) (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3). For purposes of this Plan, only a Change in Control of the Company or its successor shall result in payment of a Change in Control Benefit.
In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)
A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)
The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)
The date on which a majority of the members of the applicable corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation's board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)
A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
1.8    “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 9.
1.9    “Commissions” shall mean commissions payable to the Participant for the applicable Plan Year (as determined by the Committee in compliance with Code Section 409A) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.10    “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3.
1.11    “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.
1.12    “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.
1.13    “Crediting Rate” shall mean the notional gains and losses credited on the Participant's Account balance which are based on the Participant's choice among the investment alternatives made available by the Committee pursuant to Section 3.4 of the Plan.
1.14    “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1
1.15    “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant's Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.
1.16    “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.
1.17    “Eligible Executive” shall mean a highly compensated or management level employee or independent contractor of the Company selected by the Committee to be eligible to participate in the Plan.
1.18    “Employer(s)” shall be defined as follows:
(a)Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.
(b)For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:
(1)The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(2)All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
1.19    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.20    “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4 of the Plan. A “Fund” may include an option for the Participant to elect to receive a distribution of an annuity contract.
1.21    “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.
1.22    “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article 2.
1.23    “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.24    “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.
(a)    For benefits triggered by the Participant's Separation from Service, the Payment Date shall be February 1st of the Plan Year following the Participant's Separation from Service, and the applicable Distributable Amount shall be calculated as of the last business day of January of the Plan Year following the Separation from Service. Notwithstanding the foregoing, in the event of the Separation from Service of a Specified Employee, the Payment Date for such Participant's Retirement distribution or Termination distribution, as applicable, shall be the first day of the seventh month commencing after the Separation from Service and the applicable amount shall be calculated as of the last business day of the sixth month commencing after the Participant's Separation from Service. Subsequent installments, if any, shall be calculated as of the last business day of January of each Plan Year following the initial installment, and shall be made in February of such succeeding Plan Year;
(b)    For benefits triggered by a Change in Control, the Payment Date shall be the February 1st commencing after the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the January commencing after the event triggering the payout. For benefits triggered by death or Disability, the Payment Date shall be the month following the month in which occurs the event triggering the payment. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant's death; and
(c)    The Payment Date of a Scheduled Distribution shall be February 1st of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day of January of such Plan Year. Subsequent installments, if any, shall be calculated as of the last business day of January of each succeeding Plan Year, and shall be made in February of such succeeding Plan Year.
Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.
1.25    “Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).
1.26    “Plan Year” shall mean the calendar year.
1.27    “Retirement” shall mean a Participant's Separation from Service after having attained age fifty-five (55) and completed ten (10) Years of Service.

1.28    “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)    For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(b)    For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.
Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a member of the Board, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a member of the Board shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a member of the Board.
1.29    “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from the Deferral Account related to a specific Plan Year, including notional earnings thereon, as provided under Section 6.5.
1.30    “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)
The Committee's identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)
Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

1.31    “Termination of Service” shall mean a Participant's Separation from Service that does not qualify as a Retirement.
1.32    “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Company (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, and counting each anniversary thereof. A partial year of employment shall not be treated as a Year of Service.

ARTICLE II
PARTICIPATION
2.1    Enrollment Requirements; Commencement of Participation
(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
(b)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.
(c)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not participate in the Plan during such Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
3.1    Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage or, in the case of an independent contractor, a whole dollar amount (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:
(1)75% of Base Salary,

(2)75% of Bonuses, and

(3)75% of Commissions.

For each deferral type listed above, a Participant's deferral election for a given Plan Year shall only be valid and accepted by the Committee if such election reflects a minimum deferral of 5% of the applicable type of Compensation, and/or a minimum deferral of $15,000 of the applicable type of Compensation, as specified by the Committee.
The Committee may, in its sole discretion, adjust for each Plan Year on a prospective basis the minimum and maximum deferral percentages and amounts described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the minimum and maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.
3.2    Timing of Deferral Elections; Effect of Participant Election(s).
(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(d) below.

(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant's deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.
(c)Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer's fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section, the term “fiscal year compensation” shall only include Bonuses relating to a service period coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the Employer's fiscal year(s) that constitute the service period.

A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with 3.2(d) below.

(d)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.
(e)Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(f)Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election or in the case of elections pursuant to Section 3.2 or Section 3.3).
3.3    Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.
3.4    Investment Elections.
(a)    Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant's Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the portion of the Participant's Account balance with respect to which no investment election was made shall automatically be allocated into the lowest-risk Fund, as determined by the Committee, in its sole discretion. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.
(b)    Investment Funds. Prior to the beginning of each Plan Year, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to Participant's Account under Article IV. The Participant's choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
3.5    Distribution Elections.
(a)    Initial Election. At the time of making a deferral election under the Plan for each Plan Year, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election and any applicable Company Contributions (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution event. Except in the case of the Change in Control distribution election pursuant to Section 6.6, such distribution election for a given Plan Year shall relate solely to that Plan Year's deferrals and Company Contributions (if any). A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals and Company Contributions for the subsequent Plan Year to which the deferral elections relate.
(b)    Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:
(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2)in the case of payments made on account of Retirement or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities. No election changes shall be permitted in regard to the Change in Control Benefit under Section 6.6.

ARTICLE IV
ACCOUNTS
4.1    Deferral Accounts. The Committee shall establish and maintain one Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant's Deferral Account shall be credited as follows:

(a)As soon as reasonably possible after amounts are withheld and deferred from a Participant's Compensation, the Committee shall credit the Fund Subaccounts of the Participant's Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant's deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;
(b)Each business day, each Fund Subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and
(c)In the event that a Participant elects for a given Plan Year's deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.
4.2    Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant's Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). A Participant's Company Contribution Account shall be credited as follows:
(a)    As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund. However, only Company Contributions in which the Participant is 100% vested may be deemed invested in a Fund that includes an option for the Participant to elect to receive a distribution of an annuity contract. Unless the Participant elects otherwise, any Company Contribution that may not be deemed invested in such a Fund shall be deemed invested in the default Fund selected by the Committee for such purpose; and
(b)    Each business day, each Fund Subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).
4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
4.4    Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant's Account balance as of the end of each calendar quarter.

ARTICLE V
VESTING
5.1    Vesting of Deferral Account. The Participant shall be vested at all times in amounts credited to the Participant's Deferral Account.
5.2    Vesting of Company Contribution Account.
(a)    Amounts credited to the Participant's Company Contribution Account shall be vested in accordance with the vesting schedule(s) declared by the Committee, in its sole discretion, and communicated to the Participant.
(b)    In the event of a Change in Control prior to the Participant's Separation from Service, or the Participant's Retirement, Disability prior to Separation from Service or death prior to Separation from Service, the Participant's Company Contribution Account shall be fully vested.

This Section 5.2(c) shall not prevent the acceleration of the vesting schedules described in this Article V if such Participant is entitled to a “gross-up” payment to eliminate the effect of the Code Section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.

ARTICLE VI
DISTRIBUTIONS
6.1    Retirement Distributions.
(a)    Timing and Form of Retirement Distributions. Except as otherwise provided herein, in the event of a Participant's Retirement, the Distributable Amount credited to the Participant's Deferral Account and Company Contribution Account shall be paid to the Participant in cash, an annuity contract or other property on the Payment Date following the Participant's Retirement, unless the Participant has made an alternative benefit distribution election on a timely basis to receive substantially equal annual installments over up to ten (10) years.
(b)    Small Benefit Exception. Notwithstanding any election regarding the form of payment for a Retirement distribution, if a Participant's total Distributable Amount from the Participant's Deferral Account and Company Contribution Account is less than or equal to fifty thousand dollars ($50,000) on the Participant's Retirement date, the total Distributable Amount from such Accounts shall be paid in cash, an annuity contract or other property on the scheduled Payment Date.
6.2    Termination Distributions. Except as otherwise provided herein, in the event of a Participant's Termination of Service, the Distributable Amount credited to the Participant's Deferral Account and Company Contribution Account shall be paid to the Participant in cash, an annuity contract or other property on the Payment Date following the Participant's Termination of Service.
6.3    Disability Distributions. Except as otherwise provided herein, in the event of a Participant's Disability prior to Separation from Service, the Distributable Amount credited to the Participant's Deferral Account and Company Contribution Account shall be paid to the Participant in cash, an annuity contract or other property in the month following the month of determination of the Participant's Disability.
6.4    Death Benefits. Except as otherwise provided herein, in the event that a Participant dies prior to complete distribution of his or her Accounts, the Company shall pay to the Participant's Beneficiary a death benefit equal to the aggregate total Distributable Amount remaining in the Participant's Deferral Account and Company Contribution Account in a lump sum in the month following the month of the Participant's death.
6.5    Scheduled Distributions.
(a)    Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account. However, a Scheduled Distribution may not be elected from a Fund Subaccount deemed to be invested in a Fund that includes an option for the Participant to elect to receive a distribution of an annuity contract. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified Plan Year's deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5 of the Plan. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.5.
(b)    Small Benefit Exception. Notwithstanding any election regarding the form of payment for a Scheduled Distribution, if the Scheduled Distribution is less than or equal to twenty thousand dollars ($20,000) on the applicable Payment Date, such Scheduled Distribution shall be paid in the form of a single lump sum distribution on such Payment Date.
(c)    Relationship to Other Benefits.
(1)In the event that distribution of a Participant's Account is triggered prior to commencement of a Scheduled Distribution, the amounts subject to such Scheduled Distribution shall not be distributed under this Section 6.5, but rather shall be distributed in accordance with the other applicable Section of this Article VI.
(2)In the event of a Participant's Separation from Service or Disability after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Separation from Service or Disability not occurred.
(3)In the event of a Participant's death after a Scheduled Distribution has commenced installment payments, such Participant's remaining Distributable Amount in his or her Accounts shall be distributed in accordance with Section 6.4.
(4)In the event of a Change in Control after a Scheduled Distribution has commenced installment payments, the remaining Distributable Amount in the Accounts of each Participant who has affirmatively elected the Change in Control Benefit shall be distributed in accordance with Section 6.6.

6.6    Change in Control Benefit; Election. A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive the total Distributable Amount from the Deferral Account and Company Contribution Account in the form of a lump sum payment in the event a Change in Control occurs prior to the complete distribution of the Participant's Accounts (the “Change in Control Benefit”). Such lump sum payment shall be made on the Payment Date following the Change in Control. If a Participant elects not to receive a Change in Control Benefit, or fails to make an election in connection with his or her commencement of participation in the Plan, the Participant's Accounts shall be paid in accordance with the other applicable provisions of the Plan.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
7.1    Beneficiaries.
(a)    Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant's lifetime in the format prescribed by the Committee.

(b)    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Committee shall deem the Participant's estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant's estate.
7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VIII
LEAVE OF ABSENCE
8.1    Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.
8.2    Unpaid Leave of Absence If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

ARTICLE IX
ADMINISTRATION
9.1    Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2    Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.
9.3    Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE X
MISCELLANEOUS
10.1    Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants' Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2    Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.
10.3    Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
10.4    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant's Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
10.5    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.6    Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.
10.7    Receipt or Release. Any payment made in good faith to a Participant or the Participant's Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
10.8    Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant's Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.
10.9    Domestic Relations Orders Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan, the Committee shall have the right to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.
10.10    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
10.11    No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.
10.12    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.13    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.14    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
10.15    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.16    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Florida.
10.17    Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.
10.18    Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this ______________ day of ___________, 2012.

Raymond James Financial, Inc.
By
Title

Raymond James Financial, Inc.
Non-Qualified Deferred Compensation Plan Summary
Version Dated: 10/03/12
OFFICIAL PLAN NAME
The Raymond James Financial, Inc. Voluntary Deferred Compensation Plan
PLAN PURPOSE
The Company will offer a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation.
FIRST PLAN YEAR
January 1, 2013 - December 31, 2013
SUBSEQUENT PLAN YEARS
January 1 to December 31
ADMINISTRATIVE COMMITTEE
The Nonqualified Plan Administrative Committee
ELIGIBILITY FOR PARTICIPATION

•	Employees and independent contractors with annual calendar year compensation of $300,000 or more

•	To participate in the Plan, a prospective participant must complete all elections and meet the eligibility requirement.

•	Newly hired employees and independent contractors who are eligible to participate will have 30 days to complete their elections.

•	Employees and independent contractors must meet the eligibility requirements each year in order to participate.

•	The Nonqualified Plan Administrative Committee can change eligibility criteria from year to year.
SOURCES OF DEFERRALS

•	A minimum of 5% and/or $15,000 and a maximum of 75% of the following compensation sources:

•	Base Salary - % election only

•	Annual Cash Bonus - offer both % and $, as well as ___% over $_____; ___% of first $______

•	Semi-Annual Cash Bonus - offer both % and $

•	Quarterly Cash Bonus - offer both % and $

•	FA Commissions and Fees - for EE's - %, for IC's - $

•	If a participant makes an Annual Cash Bonus $ amount election that is greater than their annual cash bonus, then the deferral election is invalidated.

•	Deferral election shall be reduced to the extent necessary to satisfy the following obligations:

•	Applicable employment taxes (e.g., FICA/Medicare) on amounts deferred;

•	Benefit plan withholding requirements;

•	Income tax withholding for compensation that cannot be deferred.
DEFERRAL ELECTIONS

•	The initial Open Enrollment period will be in November/December 2012 for Plan Year 2013 and subsequent Open Enrollment periods will be held in September for all following Plan Years.

•
All deferral elections for employees will be in annual percentages or dollar amounts and deferral elections for independent contractors will be in annual dollar amounts (Note: These dollar elections will not be able to be tested for the 5% minimum or 75% maximum). Independent contractors will have the ability to elect whether to have their annual deferral amount deducted quarterly or monthly.

•
Performance-based incentive compensation earned over a period of at least one year may be deferred as late as 6 months prior to end of earning period. For the initial Plan Year, Annual Cash Bonuses earned in fiscal year 2013 will be allowed since the maximum deferral is 75%. Mid-year enrollees will not be able to defer Annual Cash Bonus as that would be subject to pro-ration based upon the enrollment date.

•	Deferred compensation will be credited to a participant's account on the date the compensation is withheld.

•	Base Salary, FA Commissions and Fees, and Quarterly Cash Bonus deferral elections are for the calendar year in which earned.

•
Annual Cash Bonus deferral elections are for the fiscal year in which earned, credited to Plan Year earned (e.g., in September of 2013, participants will elect to defer Annual Cash Bonus earned October 2013 - September 2014. This will be credited to Plan Year 2014).

•
Semi-Annual Cash Bonus elections in December 2012 are for semi-annual bonuses earned April 2013 - March 2014. Semi-Annual Cash Bonus elections made in September 2013 will be applicable for the semi-annual cash bonuses earned April 2014 - March 2015, and so on.

•	Deferral elections are irrevocable for the Plan year only. Each year a participant will have to make a new election to remain a contributor to the Plan during each Open Enrollment period in September.
COMPANY CONTRIBUTIONS/ COMPANY MATCH - NOT NOW; POTENTIAL FUTURE OPTION

•	The Company may make discretionary Company contributions at any time based on individual or overall corporate performance, which may be subject to a vesting schedule unlike elective deferrals.
INVESTMENT OPTIONS

•	Participants specify one or more benchmark fund(s) from a menu of investment options for their deferrals to be deemed to be invested.

•	The returns credited to the deferral account are the net investment return of the applicable benchmark funds. Investment returns are valued daily.

•	The Company has the right to change the menu of investment options from time to time.

•	Each Plan Year balance may have distinct investment allocations as well as offer fund to fund transfers and automatic rebalancing on a frequency determined by the participant.

•	Investment allocation may be changed daily. Changes must be received prior to the close of the market or the change will be applicable as of the close of the following business day.
DISTRIBUTION OF ACCOUNT BALANCES
During their initial enrollment, participants will have the opportunity to elect whether they would like their entire account balance to be paid in a lump sum upon a Change in Control.

In addition, each year participants may elect to have that year's deferrals distributed as a Scheduled In-Service Withdrawal or upon Retirement. If a participant elects a Scheduled In-Service Withdrawal, he/she will be asked to also make a Retirement election, which will apply in the event the participant retires prior to his/her Schedule In-Service commencement date. In the event a participant does not qualify for Retirement at the time of separation of service for any reason other than Disability or Death, his/her Account Balance will be paid in a lump sum the February following the calendar year of separation. Distributions due to Disability or Death are paid the month following the triggering event's confirmation. Distributions are taxable as ordinary income when received.

Scheduled In-Service Withdrawals (to commence while employed or affiliated)

•
The distribution may commence as early as 1 year after the end of the Plan year in which the election is made (e.g., for Plan Year 2013 the earliest election would be 2015 - since it would be paid in February).

•	Available forms of distribution: lump sum or 2-5 annual installments. Installments require an Account balance of $20,000 or more.

•
The participant may change the form of payment or may postpone payment to a later date by submitting a Distribution Election Change to MullinTBG at least 12 months in advance. Note: any change requires that the new payment commencement date be at least five years later than the date it otherwise would have been. There is no limit to the number of changes per Scheduled In-Service Distribution.

•	Lump sum distributions will be paid (or installments will commence) in February of the year specified

•	If a participant separates from service prior to a scheduled in-service withdrawal, it will be distributed according to the post-service distribution rules.

•	If a participant separates from service while receiving scheduled in-service installment distributions, remaining installments will be distributed as they fall due.
Termination Withdrawals

•
If participants separate from service and do not meet the definition of Retirement (age 55 + 10 years of service) and do not have a total account balance of $50,000 or more, do not meet the definition of Disability, or die, they will be paid their account balance in a lump sum the February following the calendar year of separation.

Retirement Withdrawals

•
Available forms of distribution: lump sum or 2-10 annual installments. Participants must meet the definition of Retirement (age 55 + 10 years of service) as well as have a total account balance of $50,000 or more in order to receive installments. Otherwise, they will be paid their account balance in a lump sum.

•
The participant may change the form of payment or may postpone payment to a later date by submitting a Distribution Election Change to MullinTBG at least 12 months in advance. Note: Any change requires that the new payment commencement date be at least five years later than the date it otherwise would have been. There is a limit of 1 change per Retirement election.

•	Time of distribution: February following the calendar year of separation from service, with subsequent installments paid in February each year valued as of 1/31.

•
Distributions due to separation from service to specified (“key”) employees of publicly traded companies may not be earlier than the seventh month after separation from service except if separation is due to death.

Change in Control
Participants electing to have their account balance paid in a lump sum following a Change in Control will receive their account balance the February following the calendar year in which a Change in Control takes place.
Disability
Participants designated as qualifying for Disability will be paid their account balance in a lump sum commencing the month following the month of determination of Disability.
Death
If a Plan participant dies while employed by or, in the case of an independent contractor is associated with the sponsoring Company, his/her Account balance, including all vested and unvested Company contributions, if any, will be paid to the named beneficiary(ies) as a lump sum in the month following the month of the participant's death. If a terminated participant receiving installments dies, his/her remaining Account balance will be paid to the named beneficiary(ies) in a lump sum.
RISK OF LOSS
All Plan balances (deferrals, Company contributions and earnings thereon) are unsecured liabilities of the sponsoring Company. In the event of the sponsoring Company's bankruptcy or insolvency, the rights of Plan participants would be no greater than those of the Company's general unsecured creditors.

PLAN AMENDMENT
The Plan may be amended or terminated (subject to IRC §409A) at any time, except that no such modification or termination shall reduce any amounts then credited to a participant's account balance.

MullinTBG	DATE ___________
Raymond James Financial, Inc.    DATE ___________